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                                                                   EXHIBIT 10.10

                                 [AVECOR LETTERHEAD]



______________, 1997



[NAME]
[ADDRESS]



Dear ______________:

    You are presently the _______________________ of AVECOR Cardiovascular
Inc., a Minnesota corporation. The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may arise and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

    Accordingly, the Board has determined that appropriate steps should be taken to minimize the risk that Company management will depart prior to a Change in Control, thereby leaving the Company without adequate management personnel during such a critical period, and that appropriate steps also be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control. In particular, the Board believes it important, should the Company or its stockholders receive a proposal for transfer of control, that you be able to continue your management responsibilities without being influenced by the uncertainties of your own personal situation.

    The Board recognizes that continuance of your position with the Company involves a substantial commitment to the Company in terms of your personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Company receives substantial benefits. Therefore, to induce you to remain in the employ of the Company, this Agreement, which has been approved by the Board, sets forth the benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated in connection with a Change in Control under the circumstances described below.

1. DEFINITIONS. The following terms will have the meaning set forth below unless the context clearly requires otherwise. Terms defined elsewhere in this Agreement will have the same meaning throughout this Agreement.

    (a) "AGREEMENT" means this letter agreement as amended, extended or renewed from time to time in accordance with its terms.

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    (b)  "BOARD" means the board of directors of the Company duly qualified and acting at the time in question.

    (c) "CAUSE" means: (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure (1) resulting from your Disability or incapacity due to bodily injury or physical or mental illness or (2) relating to changes in your duties after a Change in Control which constitute Good Reason) after a demand for substantial performance is delivered to you by the chair of the Board which specifically identifies the manner in which you have not substantially performed your duties and provides for a reasonable period of time within which you may take corrective actions; or (ii) your conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on your part will be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. It is also expressly understood that your attention to matters not directly related to the business of the Company will not provide a basis for termination for Cause so long as the Board did not expressly disapprove in writing of your engagement in such activities either before or within a reasonable period of time after the Board knew or could reasonably have known that you engaged in those activities. Notwithstanding the foregoing, you will not be deemed to have been terminated for Cause unless and until there has been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in clauses (i) or (il) of this definition and specifying the particulars thereof in detail.

    (d) "CHANGE IN CONTROL" means: (i) the sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to any Person; (ii) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (iii) a change in control of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control will be deemed to have occurred at such time as: (A) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, or (B) individuals who constitute the Board on the date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election, by the Company's stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such

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    individual is named as a nominee for director without objection to such nomination) will, for purposes of this clause (B), be deemed to be a member of the Incumbent Board.

    (e)  "CODE" means the Internal Revenue Code of 1986, as amended.

    (f) "COMPANY" means AVECOR Cardiovascular Inc., a Minnesota corporation, and any Successor.

    (g) "CONFIDENTIAL INFORMATION" means information which is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets. It includes information relating to business plans and to business as conducted or anticipated to be conducted, and to past or current or anticipated products or services. It also includes, without limitation, information concerning research, development, purchasing, accounting, marketing and selling. All information which you have a reasonable basis to consider confidential is Confidential Information, whether or not originated by you and without regard to the manner in which you obtain access to that and any other proprietary information.

    (h) "DATE OF TERMINATION" following a Change in Control (or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) means: (i) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you have not returned to the performance of your duties on a full-time basis during such thirty (30)-day period); (ii) if your employment is to be terminated by the Company for Cause or by you for Good Reason, the date specified in the Notice of Termination, which date may not be less than thirty (30) days or more than sixty (60) days after the date on which the Notice of Termination is given unless you and the company otherwise expressly agree; (iii) if your employment is to be terminated by the Company for any reason other than Cause, Disability, death or Retirement, the date specified in the Notice of Termination, which in no event may be a date earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after; receiving such Notice of Termination; or (iv) if your employment is terminated by reason of death or Retirement, the date of death or Retirement, respectively. In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrators in a proceeding as provided in Section 13 of this Agreement. During the pendency of any such dispute, you will continue to make yourself available to provide services to the Company and the Company will continue to pay you your full compensation and benefits in effect just prior to the time the Notice of Termination is given (without regard to any changes to such compensation or benefits which constitute Good Reason) and until the dispute is resolved in accordance with Section 13 of this Agreement. You will be entitled to retain the full amount of any such compensation and benefits without regard to the resolution of the dispute unless the judge or arbitrators decide(s) that your claim of a dispute was frivolous or advanced by you in bad faith.

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    (i)  "DISABILITY" means a disability as defined in the Company's long-term disability plan as in effect immediately prior to the Change in Control or; in the absence of such a plan, means permanent and total disability as defined in section 22(e)(3) of the Code.

    (j)  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    (k)  "GOOD REASON" means:

         (i) change in your status, position(s), duties or responsibilities as an executive of the Company as in effect immediately prior to the Change in Control which, in your reasonable judgment, is an adverse change (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason;

         (ii) a reduction by the Company in your base salary (or an adverse change in the form or timing of the payment thereof) as in effect immediately prior to the Change in Control or as thereafter increased;

         (iii) the failure by the Company to continue in effect any Plan in which you (and/or your family) are eligible to participate at any time during the ninety (90)-day period immediately preceding the Change in Control (or Plans providing you (and/or your family) with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect immediately prior to the ninety (90)-day period immediately preceding the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your (and/or your family's) continued eligibility to participate in any of such Plans on at least as favorable a basis to you (and/or your family) as is the case on the date of the Change in Control or which would materially reduce your (and/or your family's) benefits in the future under any of such Plans or deprive you (and/or your family) of any material benefit enjoyed by you (and/or your family) at the time of the Change in Control;

         (iv) the Company's requiring you to be based anywhere other than where your office is located immediately prior to the Change in Control, except for required travel on the Company's business, and then only to the extent substantially consistent with the business travel obligations which you undertook on behalf of the Company during the ninety (90)-day period immediately preceding the Change in Control (without regard to travel related to or in anticipation of the Change in Control);

         (v) the failure by the Company to obtain from any Successor the assent to this Agreement contemplated by Section 6 of this Agreement;

         (vi) any purported termination by the Company of your employment which is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and for purposes of this Agreement, no such purported termination will be effective;

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         (vii)     any refusal by the Company to continue to allow you to
         attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the Change in Control, you were not expressly prohibited in writing by the Board from attending to or engaging in; or

         (viii) your termination of your employment with the Company for any reason other than death, Disability or Retirement during the twelfth
         (12th) month following the month in which a Change in Control occurs.

    (l) "HIGHEST MONTHLY COMPENSATION" means one-twelfth (1/12) of the highest amount of your compensation for any twelve (12) consecutive calendar-month period during the thirty-six (36) consecutive calendar-month period prior to the month that includes the Date of Termination. For purposes of this definition, "compensation" means the amount reportable by the Company, for federal income tax purposes, as wages paid to you by the Company, increased by the amount of contributions made by the Company with respect to you under any qualified cash or deferred arrangement or cafeteria plan that is not then includable in your income by reason of the operation of section 402(a)(8) or section 125 of the Code, and increased further by any other compensation deferred for any reason.

    (m) "NOTICE OF TERMINATION" means a written notice given on or after the date of the Change in Control (unless your termination on or before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Person related to the change in Control) which indicates the specific termination provision in this Agreement pursuant to which the notice is given. Any purported termination by the Company or by you following a Change in Control (or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person (other than the Company) related to the Change in Control) must be communicated by written Notice of Termination.

    (n) "PERSON" means and includes any individual, corporation, partnership, group, association or other "person," as such term is used in section 14(d) of the Exchange Act, other than the Company, a wholly-owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company or a wholly-owned subsidiary of the Company.

    (o) "PLAN" means any compensation plan, program, policy or agreement (such as a stock option, restricted stock plan or other equity-based plan), any bonus or incentive compensation plan, program, policy or agreement, any employee benefit plan, program, policy or agreement (such as a thrift, pension, profit sharing, medical, dental, disability, accident, life insurance, relocation, salary continuation, expense reimbursements, vacation, fringe benefits, office and support staff plan or policy) or any other plan, program, policy or agreement of the Company intended to benefit employees (and/or their families) generally, management employees (and/or their families) as a group or you (and/or your family) in particular (including, without limitation, the Company's 1988 Stock Option Plan).

    (p)  "RETIREMENT" means the day on which you attain the age of sixty-five
    (65).

    (q) "SUBSIDIARY" means any corporation at least a majority of whose securities having ordinary voting power for the election of directors is at the time owned by the Company and/or one (1) or more Subsidiaries.

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    (r)  "SUCCESSOR" means any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger; consolidation or other form of business combination, or indirectly, by purchase of the Company's voting securities, all or substantially all of its assets or otherwise; provided, that this definition in no way confers on any Person any power or authority to act on behalf of the Company prior to the date on which it has actual power or authority in fact.

2. TERM OF AGREEMENT. This Agreement is effective immediately and will continue in effect until December 31, 1997; provided, however; that commencing on January 1, 1998 and each January 1 thereafter, the term of this Agreement will automatically be extended for one (1) additional year beyond the expiration date otherwise then in effect, unless at least ninety (90) calendar days prior to any such January 1, the Company or you has given notice that this Agreement will not be extended; and, provided, further; that this Agreement will continue in effect beyond the termination date then in effect for a period of twelve (12) months following the month during which a Change in Control occurs if a Change in Control has occurred during such term.

3. BENEFITS UPON A CHANGE IN CONTROL TERMINATION. You will become entitled to the payments and benefits described in clauses (i) and (ii) of this Section 3, subject to the limitations described in clause (iii) of this Section 3, if and only if (a) your employment by the Company is terminated for any reason other than death, Cause, Disability or Retirement, or if you terminate your employment by the Company for Good Reason and (b) the termination occurs within ____________ (____) months following the month during which a Change in Control occurs or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control.

         (i) CASH PAYMENT. Within five (5) business days following the Date of Termination, the Company will make a lump-sum cash payment to you in an amount equal to the product of (A) your Highest Monthly Compensation multiplied by (B) ____________ (____).

         (ii) WELFARE PLANS. The Company will maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating thirty-six (36) months after the Date of Termination, all insured and self-insured employee welfare benefit Plans (including, without limitation, medical, life, dental, vision and disability plans) in which you were eligible to participate at any time during the ninety (90)-day period immediately preceding the Change in Control, provided that your continued participation is possible under the general terms and provisions of such Plans and any applicable funding media and without regard to any discretionary amendments to such Plans by the Company following the Change in Control (or prior to the Change in Control if amended as a condition or at the request or insistence of a Person (other than the Company) related to the Change in Control) and provided that you continue to pay an amount equal to your regular contribution under such Plans for such participation (based upon your level of benefits and employment status most favorable to you at any time during the ninety (90)-day period immediately preceding the Change in Control). The continuation period under federal and state continuation laws, to the extent applicable, will begin to run from the date on which coverage pursuant to the clause (ii) ends. If, at the end of the thirty-six (36)-month period, you have not previously received or are not then receiving equivalent benefits from a new employer (including coverage for any pre-
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         existing conditions), the Company will arrange, at its sole cost and expense, to enable you to convert your and your dependents' coverage under such Plans to individual policies or programs upon the same terms as executives of the Company may apply for such conversions. In the event that your or your dependents' participation in any such Plan is barred, the Company, at its sole cost and expense, will arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on a federal, state and local income and employment after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this clause (ii) or; if such insurance is not available at a reasonable cost to the Company, the Company will otherwise provide you and your dependents equivalent benefits (on a federal, state and local income and employment after-tax basis). You will not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans.

         (iii) LIMITATION ON PAYMENTS AND BENEFITS. Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits to be made or provided in connection with this Agreement, together with any other payments or benefits which you have the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in section 1504(a) of the Code without regard to section 1504(b) of the Code) of which the Company is a member constitute an "excess parachute payment" (as defined in section 280G(b) of the Code), the payments or benefits to be made or provided in connection with this Agreement will be reduced to the extent necessary to prevent any portion of such payments or benefits from becoming subject to the excise tax imposed under section 4999 of the Code. The determination as to whether any such decrease in the payments or benefits to be made or provided in connection with this Agreement is necessary must be made in good faith by legal counsel or a certified public accountant selected by you and reasonably acceptable to the Company, and such determination will be conclusive and binding upon you and the Company. In the event that such a reduction is necessary, you will have the right to designate the particular payments or benefits that are to be reduced or eliminated so that no portion of the payments or benefits to be made or provided to you in connection with this Agreement will be excess parachute payments subject to the excise tax under Code section 4999. The Company will pay or reimburse you on demand for the reasonable fees, costs and expenses of the counsel or accountant selected to make the determinations under this clause (iii).

4. INDEMNIFICATION. Following a Change in Control, the Company will indemnify and advance expenses to you to the full extent permitted by law and the Company's articles of incorporation and bylaws for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of your counsel) incurred in connection with all matters, events and transactions relating to your service to or status with the Company or any other corporation, employee benefit plan or other entity with whom you served at the request of the Company.

5. CONFIDENTIALITY. You will not use, other than in connection with your employment with the Company, or disclose any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company; and you will use reasonable and prudent care to safeguard and protect and prevent the unauthorized disclosure of Confidential Information. Nothing in this Agreement will prevent you from

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using, disclosing or authorizing the disclosure of any Confidential Information:
(a) which is or hereafter becomes part of the public domain or otherwise becomes generally available to the public through no fault of yours; (b) to the extent and upon the terms and conditions that the Company may have previously made the Confidential Information available to certain persons; or (c) to the extent that you are required to disclose such Confidential Information by law or judicial or administrative process.

6. SUCCESSORS. The Company will seek to have any Successor, by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of the Company's obligations under this Agreement. Failure of the Company to obtain such assent at least three (3) business days prior to the time a Person becomes a Successor (or where the Company does not have at least three (3) business days' advance notice that a Person may become a Successor, within one
(1) business day after having notice that such Person may become or has become a Successor) will constitute Good Reason for termination by you of your employment.

7. FEES AND EXPENSES. The Company, upon demand, will pay or reimburse you for all reasonable legal fees, court costs, experts' fees and related costs and expenses incurred by you in connection with any actual, threatened or contemplated litigation or legal, administrative, arbitration or other proceeding relating to this Agreement to which you are or reasonably expect to become a party, whether or not initiated by you, including, without limitation:
(a) all such fees and expenses, if any, incurred in contesting or disputing any such termination; or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however; you will be required to repay (without interest) any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.

8. BINDING AGREEMENT. This Agreement inures to the benefit of, and is enforceable by, you, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or; if there be no such designee, to your estate.

9. NO MITIGATION. You will not be required to mitigate the amount of any payments or benefits the Company becomes obligated to make or provide to you in connection with this Agreement by seeking other employment or otherwise. The payments or benefits to be made or provided to you in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any payments or benefits you may receive from other employment or otherwise.

10. NO SETOFF. The Company will have no right to setoff payments or benefits owed to you under this Agreement against amounts owed or claimed to be owed by you to the Company under this Agreement or otherwise.

11. TAXES. All payments and benefits to be made or provided to you in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.

12. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt

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requested, postage prepaid and addressed to each party's respective address set forth on the first page of this Agreement (provided that all notices to the Company must be directed to the attention of the chair of the Board), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

13. DISPUTES. Any dispute, controversy or claim for damages arising under or in connection with this Agreement may, in your sole discretion, be settled exclusively by such judicial remedies that you may seek to pursue or by arbitration in Minneapolis, Minnesota by three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Company will be entitled to seek an injunction or restraining order in a court of competent jurisdiction (within or without the State of Minnesota) to enforce the provisions of Section 5 of this Agreement.

14. JURISDICTION. Except as specifically provided otherwise in this Agreement, the parties agree that any action or proceeding arising under or in connection with this Agreement must be brought in a court of competent jurisdiction in the State of Minnesota, and hereby consent to the exclusive jurisdiction of said courts for this purpose and agree not to assert that such courts are an inconvenient forum.

15. RELATED AGREEMENTS. To the extent that any provision of any other Plan or agreement between the Company and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such other Plan or agreement remains in force, the provision of this Agreement will control and such provision of such other Plan or agreement will be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. Nothing in this Agreement prevents or limits your continuing or future participation in any Plan provided by the Company and for which you may qualify, and nothing in this Agreement limits or otherwise affects the rights you may have under any Plans or other agreements with the Company. Amounts which are vested benefits or which you are otherwise entitled to receive under any Plan or other agreement with the Company at or subsequent to the Date of Termination will be payable in accordance with such Plan or other agreement.

16. NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason or no reason whatsoever; with or without cause.

17. CHANGE OF SUBSIDIARY STATUS.  In the event that, prior to a Change in
Control: (a) a Subsidiary is sold, merged, transferred or in any other manner or for any other reason ceases to be a Subsidiary; (b) your primary employment duties are with the Subsidiary at the time of the occurrence of such event; and
(c) you do not, in conjunction therewith, transfer employment directly to the Company or another Subsidiary, then this Agreement will become null and void.

18. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and you which by their express terms or clear intent survive termination of your employment with the Company or termination of this Agreement, as the case may be, including, without limitation, the provisions of Sections 3, 4, 5, 6, 7, 10, 11, 12 and 13 of this Agreement, will survive termination of your employment

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with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

19. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the chair of the Board. No waiver by any party to this Agreement at any time of any breach by another party to this Agreement of, or of compliance with, any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any party which are not expressly set forth in this Agreement. This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the State of Minnesota (without regard to the conflict of laws provisions of any jurisdiction). Headings are for purposes of convenience only and do not constitute a part of this Agreement. The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement. The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

    If this letter correctly sets forth our agreement on the subject matter discussed above, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.


Sincerely,

                             AVECOR CARDIOVASCULAR INC.



                             By:
                                -------------------------------------
                             Name:
                                  -----------------------------------
                             Title:
                                   ----------------------------------

                             Agreed to this         day of           ,
                                            --------       -----------
                             19          .
                               ----------


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